Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2020, relating to the financial statements of Beyond Meat, Inc., appearing in the Annual Report on Form 10-K of Beyond Meat, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 15, 2020